Exhibit 23.B
Consent of Chief Reservoir Engineer
I hereby consent to the reference to and use of my reserves evaluation report dated January 31, 2007 by Shell Canada Limited (the “Corporation”) in its annual report on Form 40-F and Annual Information Form, each dated March 8, 2007, with respect to the Corporation’s reserves data and related information for the year ended December 31, 2006.

/s/ Bruce Roberts
Bruce Roberts
Chief Reservoir Engineer

March 8, 2007